Exhibit 3.3

SECURED CREDIT LINE AGREEMENT

AGREEMENT made as of the 15th day of July 2005 by and between Mercury Internet Corporation (“Borrower” or the “Company”), a Nevada corporation with an office address of Address c/o Corinthian Holdings, 10 East 53rd Street, 22nd Floor, New York, NY 10022 and Corinthian Holdings, LLC (“Lender”) with an address of 10 East 53rd Street, 22nd Floor, New York, NY 10022 .

WITNESSETH

WHEREAS, Borrower desires to borrow $1,500,000.00 for the specific purpose of acquisitions within the Search Engine Industry.

WHEREAS, Lender desires to lend up to a maximum of $1,500,000.00 for the specified purpose of. acquiring Search Engine and Related Search Optimization Technology.

NOW, THEREFORE, the parties hereto, in exchange for the mutual covenants herein contained and intending to be legally bound hereby agree as follows:

1. Payment Terms. Upon the date hereof, Borrower agrees to execute a Secured Revolving Credit Grid Promissory Note and a Credit Line Mortgage and Security Agreement in the amount of $1,500,000.00 upon closing. The note shall be payable on the maturity.

2. Payment Amount. The aggregate payment amount price payable to Lender by Borrower for the loan is the actual amount drawn down up to a maximum of One Million Five Hundred Thousand and 00/100 DOLLARS ($1,500,000.00) plus interest.

3. Note. The note for $1,500,000.00 shall be for a term of twenty-four (24) months payable upon maturity. The note may be pre-paid at any time without penalty.

4. Use of Proceeds. The funds drawn down are specifically allocated and exclusively to be used for the acquisition of Search Engine Technology Companies and related technology companies. Any other use is a breach of the Agreements and would constitute an element of default

5. The Closing. The closing of the transaction contemplated hereby shall take place at the Company. At the closing, the parties shall execute and deliver such documents and otherwise cause effectuation of this Agreement.

6. Due Diligence and Special Powers. Prior to any drawdown of the Credit Facility, the Company must submit a Due Diligence package detailing the proposed acquisition including audited financials of the prospective acquisition target. In addition, the Company must include a Board Resolution reflecting unanimity of management and directors with respect to the proposed acquisition. The Lender shall use its best efforts to for a timely review of the Due Diligence package but still may not approve a drawdown of the Credit Line.

7. Survival of Representations and Warranties. All representations and Warranties made by Seller and Purchaser hereunder shall survive the Closing of the transaction herein contemplated and the timely payment and retirement of the note.

8. Further Assurances. The parties hereto agree from time to time as may be reasonably required, to execute, verify, acknowledge and deliver Such documents, and each party agrees to take Such other action, as may be reasonably necessary or appropriate to carry Out and effectuate the transactions provided for herein.

9. Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective Successors, assigns, heirs, distributees and legal representatives.

10 .Arbitration. Any dispute or controversy arising out of or in connection with this Agreement, including any alleged breach hereof, shall be settled and determined exclusively by an arbitration held in New York County, New York, conducted in accordance with the rules of the American Arbitration Association then obtaining. Any award or decision rendered therein shall be in writing and shall be binding upon the parties hereto, with the legal fees of the Successful party to be borne by the unsuccessful party, or otherwise as the arbitrators may determine fair and reasonable. Such decision maybe entered in any Court of competent jurisdiction thereover.

11. Notices. Notices or other communications required or permitted under this Agreement shall be in writing directed as follows:

If to Borrower:

Mercury Internet Corporation
10 East 53rd Street
22nd Floor
New York, New York 10022
Attn: William Greenberg

If to Lender:

Corinthian Holdings, LLC
10 East 53rd Street
22nd Floor
New York, New York 10022
Attn: Mitchell Manoff

The parties may designate by notice to each other complying with the requirements of this Section any new address for the purposes of this Agreement. Unless otherwise specified in this Agreement, all notices shall be effective when received by Registered or Certified Mail, return receipt requested, addressed in the manner set forth herein or when delivered by overnight courier service (Such as Federal Express or Airborne) or by messenger. Any notice required or permitted hereunder may be sent or given by an attorney on behalf of his or her client.

12. Governing Law; Consent to Jurisdiction. Subject to the terms of the Section above, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.  Purchaser irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding (subject to the arbitration provisions of Section 10 above) may be brought in the Courts of record of the State of New York, situated in New York County, or in the Courts of the United States, Southern District of New York; (b) agrees that Such courts shall have personal jurisdiction over each of the signatories hereto in Such Suit, action or other legal proceeding (to the extent permitted hereunder); and (c) waives any objection that he may have to the laying of venue of any such Suit, action or proceeding in any Of such courts, and agrees to waive any claim that any of such courts constitutes a forum non conveniens. Each of the parties hereto agrees that in the event of any litigation or arbitration arising herefrom or in connection herewith, service of any process therein may be duly effected by sending the same, properly addressed, postage prepaid, sent via certified or registered United States Mail, return receipt requested, to the intended recipient at his, her or its address for receipt of notices in accordance with Section 12 above, along with Such Copies thereof as may be required by Such Section 12.

13. Severability . In the event that any provision of this Agreement, or the application thereof to am, person, entity or circumstance, shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or tile application Of Such provision to persons, entities or circumstances other than those to which its application is deemed invalid or unenforceable, shall remain in full force and effect in accordance with the terms hereof.

14. Amendment; Modification and Waiver. This Agreement shall neither be amended nor modified in any respect, and none of the provisions hereof shall be waived, except by an instrument in writing signed by the parties hereto, making reference to this Agreement and setting forth tile agreed amendment, modification or waiver. In the event of a waiver, though, such writing need on]\, be executed by the party against whom enforcement of such waiver is sought.

15. Complete Agreement. This Agreement represents the complete agreement and understanding of the parties hereto with respect to the subject matter hereof, merging and superseding any prior or contemporaneous discussions, understandings or agreements that they may have had, unless expressly herein set forth.

16. Section Headings. Section headings have been inserted herein solely for convenience of reference and do not form a substantive part of this Agreement, nor shall they be accorded any weight in the interpretation hereof.

17. Counterparts. This Payment Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date and year first above written.

Mercury Internet Corporation

/s/
William Greenberg, President

Corinthian Holdings, LLC,

/s/
Mitchell Manoff, President